Use these links to rapidly review the document
Proxy Statement Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
St. Mary Land & Exploration Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 8, 2005

Dear Stockholder:

        You are cordially invited to attend the 2005 annual meeting of stockholders, which will be held in the Forum Room of Wells Fargo Bank, 1740 Broadway, Denver, Colorado on Wednesday, May 25, 2005 at 3:00 p.m. local time.

        At the meeting you and the other stockholders will vote on the election of seven directors and approve an amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. You will also have the opportunity to hear reports on St. Mary's operations and to ask questions of general interest. You can find other more specific information about the meeting in the accompanying proxy statement, and can find detailed information about St. Mary in the enclosed annual report or at our website www.stmaryland.com.

        Please complete and sign the enclosed proxy card and return it promptly in the accompanying envelope, or use the telephone or Internet voting systems described on the proxy card. This will ensure that your shares are represented at the meeting even if you cannot attend.

        Thank you for your cooperation in returning your proxy card, or voting by telephone or the Internet as promptly as possible. We hope to see many of you at our meeting in Denver.

Very truly yours,

Mark A. Hellerstein Chairman, CEO & President

St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 700
Denver, Colorado 80203

Notice of Annual Stockholders' Meeting

May 25, 2005

To All Stockholders:

        The 2005 annual meeting of the stockholders of St. Mary Land & Exploration Company will be held in the Forum Room of the Wells Fargo Bank, 1740 Broadway, Denver, Colorado on Wednesday, May 25, 2005 at 3:00 p.m. local time. The purposes of the meeting are:

  1.
  To elect seven directors to serve during the next year;

  2.
  To approve an amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. This action is necessary following the stock split that occurred for stockholders of record on March 21, 2005, to ensure there are sufficient shares available for general corporate purposes; and

  3.
  To transact any other business which may properly come before the meeting.

        Only stockholders of record at the close of business on April 8, 2005 may vote at this meeting.

        Please sign, date and return the accompanying proxy card in the enclosed envelope as soon as possible, or use the telephone or Internet voting systems described on the proxy card. Any stockholder may revoke their proxy at any time before the vote is taken at the meeting.

By Order of the Board of Directors St. Mary Land & Exploration Company

David W. Honeyfield V.P.—Finance, Secretary & Treasurer

Denver, Colorado,
April 8, 2005.

Proxy Statement Table of Contents

General
Purpose of the Annual Meeting
Who Can Vote
How to Vote
Revoking a Proxy
Voting Requirements
Quorum
Payment of Proxy Solicitation Costs
Election of Directors
Nominees for Election as Directors
Stock Split
Corporate Governance
Board of Directors
Selection of Directors
Presiding Director at the Non-Management Directors' Executive Session
Communication with the Directors of the Company
Board and Committee Meetings
Director Compensation
Security Ownership of Certain Beneficial Owners and Management
Executive Compensation
Summary Compensation Table
2004 Stock Option Grants
Aggregated Stock Option Exercises in 2004 and December 31, 2004 Stock Option Value
Report of the Compensation Committee on Executive Compensation
Retirement Plans
Equity Compensation Plans
Employment Agreements and Termination of Employment and Change-in-Control Arrangements
Performance Graph
Certain Relationships and Related Transactions
Other Matters to be Voted On
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Audit Committee
Independent Accountants
Audit Committee Pre-Approval Policy and Procedures
Future Stockholder Proposals
Other Matters
Annex A: St. Mary Charter of the Audit Committee

St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 700
Denver, Colorado 80203
(303) 861-8140

Proxy Statement

General

        This proxy statement contains information about the 2005 annual meeting of stockholders of St. Mary Land & Exploration Company to be held in the Forum Room of the Wells Fargo Bank, 1740 Broadway, Denver, Colorado on Wednesday, May 25, 2005, at 3:00 p.m. local time. The St. Mary Board of Directors is using this proxy statement to solicit proxies for use at the annual meeting. In this proxy statement, "St. Mary", "the Company", we, or us refer to St. Mary Land & Exploration Company. This proxy statement and the enclosed proxy card are being mailed to you on or about April 22, 2005.

Purpose of the Annual Meeting

        At the Company's annual meeting, stockholders will vote on:

  •
  the election of the seven directors as outlined in the accompanying notice of meeting;

  •
  approval of an amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000; and

  •
  any other business that properly comes before the meeting.

        As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the items noted above.

Who Can Vote

        Only stockholders of record at the close of business on the record date of April 8, 2005, are entitled to receive notice of the annual meeting and to vote the shares of St. Mary common stock they held on that date. As of April 8, 2005, there were 57,239,058 shares of St. Mary common stock issued and outstanding, net of 500,000 treasury shares. Holders of St. Mary common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

        If your shares of St. Mary common stock are held by a broker, bank or other nominee (in "street name"), you will receive information from them on how to instruct them to vote your shares.

        If you hold shares of St. Mary common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope or following the telephone or Internet voting procedures described on the proxy card. The telephone and Internet voting procedures are designed to ensure that proxies are handled properly under Delaware law by authenticating votes cast by use of a personal identification number and allowing stockholders to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card.

        If you hold shares in both street name and as a stockholder of record, you must vote separately for each set of shares.

        A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly executed and unrevoked proxy card, the shares represented by the proxy will be voted on that particular matter as follows:

  •
  FOR the election as directors of the seven nominees named in this proxy statement under the caption "Nominees for Election as Directors," and

  •
  FOR approval of an amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000.

Revoking a Proxy

        You may revoke a proxy before the vote is taken at the meeting by:

  •
  submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the meeting;

  •
  by voting in person at the meeting; or

  •
  by filing a written revocation with St. Mary's corporate secretary.

        Your attendance at the annual meeting will not automatically revoke your proxy.

Voting Requirements

        Election of Directors—The St. Mary Bylaws provide that the election of directors shall be decided by the vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Any shares present but not voted for approval, including withheld votes and broker non-votes, will have the same effect as if the shares were voted against approval.

        Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 200,000,000—In order to ensure there are a sufficient number of shares of common stock authorized, the Board of Directors has authorized an increase in the number of shares to 200,000,000 due to the stock split that occurred for shareholders of record on March 21, 2005. The affirmative vote of a majority of shares entitled to vote at the meeting will be required to amend the certificate of incorporation to increase the authorized shares of common stock. Any shares present but not voted, including abstentions and broker non-votes (described in "Quorum" below), will have the same effect as shares voted against approval.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders of one-third of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker "non-votes" count as present for establishing a quorum. A broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given. Shares held by St. Mary in its treasury are not entitled to vote and do not count toward a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Payment of Proxy Solicitation Costs

        St. Mary will pay all costs of soliciting proxies. The solicitation will be made by mail. In addition to mailing proxy solicitation material, St. Mary officers, directors and employees may also solicit proxies in person, by telephone, or by other electronic means of communication. St. Mary will ask banks, brokers, other institutions, nominees and fiduciaries to forward the proxy material to their principals and obtain authority to execute proxies. St. Mary will reimburse them for reasonable expenses. St. Mary has also retained The Altman Group, Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of reasonable expenses.

ELECTION OF DIRECTORS

        All directors of the Company are elected annually. At this meeting, seven directors are to be elected to serve for one year or until their successors are elected and qualified. The Company's nominees for these directorships are identified below; all are currently serving in that capacity. Ronald D. Boone will serve out his current term as director, however, he is not a nominee for re-election.

        The Board of Directors has a Nominating and Corporate Governance Committee that selects the director nominees. This Committee performed its evaluation and nominating committee functions during 2004 and early 2005. The Committee selects each nominee based on the nominee's skills, achievements and experience, with the objective as set forth in the Company's Corporate Governance Guidelines that the Board as a whole should have broad and relevant experience in high policymaking levels in business and a commitment to representing the long-term interests of the stockholders. The Committee believes that each nominee should have experience in positions of responsibility and leadership, an understanding of the Company's business environment and a reputation for integrity.

        The Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will effectively contribute to the long-term success of the Company and represent stockholder interests. In determining whether to recommend a director for re-election, the Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        When seeking candidates for director, the Committee solicits suggestions from incumbent directors, management, stockholders and others. The Committee has authority under its charter to retain a search firm for this purpose. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it recommends his or her candidacy to the full Board of Directors.

        The Committee will consider suggestions by stockholders of possible future nominees. No such suggestions were received during 2004 from a beneficial owner of more than 5% of St. Mary's stock. Stockholder suggestions should be delivered on or before November 1 in any year before the next annual meeting. In addition, St. Mary's Bylaws permit stockholders to nominate directors for election at an annual meeting, provided that advance written notice of the nomination containing the information required under the Bylaws is received by the Secretary of St. Mary not less than 75 days nor more than 105 days before the first anniversary date of the immediately preceding annual meeting. Accordingly, proper notice of a stockholder nomination for election as director at the 2006 annual meeting must be received by St. Mary between February 9, 2006 and March 11, 2006.

        The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. All nominees have consented to serve as directors of the Company if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for a substitute who will be designated by the Board of Directors.

        The Board of Directors recommends voting "FOR" electing the nominees.

NOMINEES FOR ELECTION AS DIRECTORS

        Biographical information as of April 5, 2005, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated the principal occupation of each nominee has been the same for the past five years.

Director	Age	Since
Barbara M. Baumann is President of Cross Creek Energy Corporation which provides consulting services for oil and gas exploration and production companies. Ms. Baumann has held that position since July 2003. From 2001 to July 2003, Ms. Baumann was Executive Vice President of Associated Energy Managers LLC, an investment manager and general partner of a private equity energy fund specializing in oil and gas investments for institutional investors. From 1983 to 2001, Ms. Baumann was employed by BP Amoco and held a variety of financial and operational management positions, including Chief Financial Officer of an environmental remediation subsidiary, Vice President of the San Juan Business Unit and most recently as the Commercial Operations Manager of the Western Business Unit.	49	2002
Larry W. Bickle is Managing Director of Haddington Ventures, L.L.C., a private equity fund that invests in midstream energy companies and assets. Mr. Bickle has held that position since June 1997. From 1984 to 1997, Mr. Bickle was Chairman of the Board and Chief Executive Officer of TPC Corporation (NYSE:TPC) (formerly Tejas Power Corporation), a gas storage, transportation and marketing company that he founded. Mr. Bickle is also a Director of UniSource Energy Corporation (NYSE:UNS), the parent company for Tucson Electric Power Company.	59	1995
Thomas E. Congdon retired as Chairman of the Board of St. Mary in September 2002. Mr. Congdon served St. Mary as an officer for more than 36 years, including service as President and Chief Executive Officer from 1966 to 1995 and Chairman of the Board from 1992 to September 2002. Mr. Congdon is also a director, officer or general partner of a number of family corporations and partnerships that produce iron ore and agricultural products, manage marketable securities and conduct metals exploration.	78	1966

William J. Gardiner is Vice President and Chief Financial Officer of King Ranch, Inc., a privately held ranching and agricultural company that owns the historic 825,000 acre "King Ranch" in South Texas. Mr. Gardiner has held that position since 1996. Before joining King Ranch in 1996, Mr. Gardiner served as Executive Vice President and Chief Financial Officer of CRSS, Inc., an independent power producer. Mr. Gardiner was employed by CRSS for approximately 20 years. Mr. Gardiner was initially appointed as a director of St. Mary in connection with St. Mary's acquisition of King Ranch Energy, Inc. in 1999.	51	1999
Mark A. Hellerstein is Chairman of the Board, President and Chief Executive Officer of St. Mary. Mr. Hellerstein has served St. Mary as President since 1992, Chief Executive Officer since 1995, and was appointed Chairman of the Board in September 2002.	52	1992

John M. Seidl resigned on December 31, 2004 as Chief Program Officer, Environment, of the Gordon and Betty Moore Foundation, a private grant-making foundation, which seeks and funds education, scientific research, environmental and San Francisco Bay Area projects. Mr. Seidl held that position since June 2001. From 1994 to 1999, Mr. Seidl was Chairman of the Board, President and Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data networks for automated reading of utility meters. In 2000, CellNet Data Systems filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code as part of an acquisition of its assets. From 1999 to 2002, Mr. Seidl was also a director of Iomega Corporation. Mr. Seidl's business career from 1978-1992 was in energy or energy related businesses.	66	1994
William D. Sullivan was with Anadarko Petroleum Corporation from 1981 to 2003. Mr. Sullivan resigned from Anadarko in August 2003 as Executive Vice President, Exploration and Production a position held since August 2001. Mr. Sullivan served as V.P., Operations—International, Gulf of Mexico, and Alaska in 2001, V.P.—International Operations from 1998 to 2000 and V.P.—Algeria from 1995 to 1998.	48	N/A

STOCK SPLIT

        On March 10, 2005, the Company announced that the Board of Directors approved a 2-for-1 stock split, to be effected in the form of a stock dividend. As a result, stockholders of record as of March 21, 2005 have been issued one additional share of St. Mary common stock for each share owned as of that date. The Board of Directors also approved maintaining the regular semi-annual dividend rate of $0.05 per share of common stock, which on a post-split basis would effectively double the current regular semi-annual dividend.

        All share and per share amounts in this proxy have been presented on a post-split basis.

CORPORATE GOVERNANCE

Board of Directors

        The Board is comprised of a majority of independent directors. The independent directors are Barbara M. Baumann, Larry W. Bickle, William J. Gardiner, John M. Seidl and William D. Sullivan. In its conclusions as to the independence of these directors, the Board considered past employment, remuneration, and any relationship with the Company. In making its determination as to the independence of the members of the Board of Directors, the Board considered the independence tests described in Section 303A.02 of the Corporate Governance Standards of the New York Stock Exchange's Listed Company Manual.

        The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each comprised solely of independent directors. The written charters for all three independent committees can be found on the Company's website at www.stmaryland.com together with the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics and Executive Committee Charter. The charter of the Audit Committee is attached to this Proxy as Exhibit A. The committee charters, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics will be furnished in print to any stockholder who requests them.

Selection of Directors

        The Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee shall be responsible for identifying and recommending Directors for nomination by the Board for election as members of the Board. Stockholders may nominate persons for election to the

Board in accordance with the Company's Bylaws. The Board will evaluate each potential nominee individually and in the context of the Board as a whole. In determining whether to recommend a Director for re-election, the Nominating and Corporate Governance Committee also considers the Director's past attendance at meetings and participation in and contributions to the activities of the Board.

Presiding Director at the Non-Management Directors' Executive Sessions

        The Nominating and Corporate Governance Committee is comprised solely of independent directors. All non-management directors meet in executive session immediately before each regularly scheduled meeting of the Board of Directors. Mr. Seidl, as chairman of the Nominating and Corporate Governance Committee, presided at these executive sessions.

Communication with the Directors of the Company

        The Board of Directors welcomes questions or comments about the Company and its operations. Those interested may contact the Board of Directors as a whole, non-management directors or any one or more specified individual directors by sending a letter to the intended recipients' attention in care of St. Mary Land & Exploration Company, Corporate Secretary, 1776 Lincoln Street, Suite 700, Denver, CO 80203. All such communications other than commercial advertisements will be forwarded to the appropriate director or directors for review.

BOARD AND COMMITTEE MEETINGS

        The full Board of Directors met six times during 2004. All directors attended 100 percent of the Board meetings and committee meetings held during the directors' tenure on the Board and its committees.

        It is the Company's policy that each director is expected to attend the Annual Meeting of Stockholders. Each director attended the 2004 Annual Meeting of Stockholders.

        The Board has an Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and an Executive Committee. As noted previously, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are each comprised solely of independent directors.

        Each of the committees and the entire Board evaluated its performance over 2004. The performance evaluations were supervised by the Nominating and Corporate Governance Committee and discussed by the full Board.

        The following table sets forth the members of each committee, as of December 31, 2004, and the number of meetings held in 2004.

Name of Director	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee		Executive Committee
Barbara M. Baumann	X				X	*
Larry W. Bickle			X		X
Ronald D. Boone							X
Thomas E. Congdon							X
William J. Gardiner	X	*					X
Mark A. Hellerstein							X	*
John M. Seidl	X		X	*
William D. Sullivan			X		X
Number of Meetings in 2004	10		4		6		3

*
Chairperson

        The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial reporting by the Company. Audit Committee members are prohibited from serving on more than three audit committees of public companies. We do not have any Audit Committee members that serve on any other company's audit committee. The Audit Committee is solely responsible for the engagement and discharge of independent auditors and reviews the quarterly and annual financial results. The committee reviews the audit plan and the results of the audit with the independent auditors and reviews the independence of the auditors, the range of audit fees, the scope and adequacy of St. Mary's system of internal accounting controls, and the Company's risk management policies. The Audit Committee is currently composed of three directors, each of whom is independent as defined by the NYSE listing standards. See the Audit Committee Report contained in this proxy statement.

        The Board of Directors has determined that each of the current Audit Committee members is an audit committee financial expert as the term is defined by SEC rules.

        The Nominating and Corporate Governance Committee's primary function is to nominate the individuals to be elected to the Board of Directors and to oversee all corporate governance policies of the Board of Directors.

        The Compensation Committee's primary function is to oversee the administration of the Company's employee benefit plans and to establish the Company's compensation policies. The Compensation Committee recommends to the Board the compensation arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate, and the granting of equity based compensation or other benefits under compensation plans. See the "Report of the Compensation Committee on Executive Compensation" contained in this proxy statement.

        The Executive Committee has the authority to act on behalf of the Board of Directors and the Company with respect to matters as to which it has been authorized to act by the Board of Directors, provided that such matters are not in conflict with the certificate of incorporation or Bylaws of the Company or applicable laws, regulations or rules or the listing standards of the New York Stock Exchange.

        There are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

DIRECTOR COMPENSATION

        Employee directors do not receive additional compensation for serving on the Board of Directors or any committee. For service over the past year, each non-employee director received 2,400 shares of St. Mary common stock in 2004 for serving as a director and was paid $750 for each meeting attended. Non-employee directors serving on a committee were paid $600 for each committee meeting attended and $375 for telephonic meetings. Directors are reimbursed for expenses incurred in attending Board and committee meetings.

        Members of the Board of Directors also participated in the Company's Stock Option Plan. In 2004, non-employee directors received a total number of options based on a formula. The formula considered the average salary of the CEO and COO of peer companies of St. Mary. The resultant average salary number was applied to the formula for granting options in order to determine the total number of options available to the non-employee directors. This resulting number of options was divided by six to determine the number of grants each non-employee director received. These options have an exercise price equal to the fair market value of St. Mary common stock on the date of grant and vest over a three-year period, except that the options of a director who retires after five years of service shall become fully vested upon retirement. For 2004, each non-employee director was granted, under this arrangement, an option to purchase 9,772 shares of St. Mary common stock at an exercise price of $20.87 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Common Stock—The following table shows beneficial ownership of shares of St. Mary common stock as known by the Company as of February 15, 2005, by all beneficial owners of more than 5% of the outstanding shares of St. Mary common stock, by each director, director nominee and by each of the executive officers named in the Summary Compensation Table, and all directors, director nominees and executive officers as a group:

Name and Address of Beneficial Owner	Shares beneficially owned excluding options	Options exercisable within 60 days of 2/20/2004	Total shares beneficially owned(1)		Percent beneficially owned
Stockholders Owning More Than 5%
Neuberger Berman, Inc. 605 Third Avenue New York City, NY 10158-3698	3,409,800	—	3,409,800	(2)	6.0%
Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,956,642	—	2,956,642	(3)	5.2%
Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	2,918,000	—	2,918,000	(4)	5.1%
Name and Position of Beneficial Owner Directors and Executive Officers
Barbara M. Baumann, Director	7,400	28,004	35,404		0.1%
Larry W. Bickle, Director	64,008	63,764	127,772		0.2%
Ronald D. Boone, Director	19,804	266,162	285,966		0.5%
Thomas E. Congdon, Director	(5)171,514	74,700	246,214		0.4%
William J. Gardiner, Director	13,000	46,780	59,780		0.1%
John M. Seidl, Director	13,000	63,764	76,764		0.1%
William D. Sullivan, Director	6,400	2,442	8,842		<0.1%
Mark A. Hellerstein, Chairman, President, Chief Executive Officer and Director	(6)88,108	525,568	613,676		1.1%
Douglas W. York, Executive Vice President and Chief Operating Officer	12,496	181,788	194,284		0.3%
Robert L. Nance, Senior Vice President	(7)684,998	184,526	869,524		1.5%
Jerry R. Schuyler, Senior Vice President and Regional Manager	—	20,000	20,000		<0.1%
Kevin E. Willson, Senior Vice President—Mid Continent Drilling and Production	10,674	92,800	103,474		0.2%
All executive officers and directors as a group (16 persons including those named above)	1,236,352	1,762,334	2,998,686		5.2%

(1)
According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of February 15, 2005, through the exercise of any stock option or other right.

(2)
According to a Statement on Schedule 13G filed by Neuberger Berman, Inc. and Neuberger Berman, LLC on February 14, 2005, by reason of advisory and other relationships with persons who own shares of St. Mary common stock Neuberger Berman, Inc. and Neuberger Berman, LLC may be deemed to be the beneficial owners of a total of 3,409,800 shares, with sole voting power as to 2,800 shares, with shared voting power as to 2,653,400 shares, and shared dispositive power as to all shares.

(3)
According to a Statement on Schedule 13G filed by Artisan Partners Limited Partnership on January 26, 2005, by reason of advisory and other relationships with persons who own shares of St. Mary common stock, Artisan Partners Limited Partnership may be deemed to be the beneficial owners of a total of 2,956,642 shares, with shared voting and dispositive powers as to all of such shares.

(4)
According to a Statement on Schedule 13G filed by Harris Associates L.P. and Harris Associates Inc. on February 9, 2005, by reason of advisory and other relationships with persons who own shares of St. Mary common stock, Harris Associates L.P. and Harris Associates Inc. as the general partner of Harris Associates L.P. may be deemed to be the beneficial owners of a total of 2,918,000 shares, with shared voting power as to all of such shares, shared dispositive power as to 2,900,000 shares, and sole dispositive power as to 18,000 shares.

(5)
Includes 18,206 shares held of record by the spouse of Thomas E. Congdon as to which he may be deemed the beneficial owner. Thomas E. Congdon and members of his extended family own greater than 10 percent of the outstanding common stock of the Company. While no formal arrangements exist, these extended family members may be inclined to act in concert with Mr. Congdon on matters related to control of the Company or the approval of a significant transaction.

(6)
Includes 3,400 shares held by Mr. Hellerstein's mother. Mr. Hellerstein may be deemed to have shared investment power with respect to such shares. Mr. Hellerstein has disclaimed any beneficial ownership of such shares.

(7)
Includes 4,000 shares held of record by Ronan, Inc., a corporation controlled by Robert L. Nance, and 138,200 shares held by the spouse of Mr. Nance.

        Restricted Stock Units—The Restricted Stock Plan was approved by the stockholders in May 2004. Grants under this plan are performance-based and are intended to replace grants of stock options under the option plans. Grants under this plan have been in the form of restricted stock units. Restricted stock units represent rights to shares of stock to be delivered upon settlement, subject to risk of forfeiture and cancellation. The restricted stock unit awards are automatically exchanged for common shares after three years following their issuance. The restricted stock units do not have voting rights, nor are they entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock. The restricted stock unit awards vest 25% upon issuance and 25% on each of the next 3 anniversary dates.

        The initial grant under this plan was made on June 30, 2004, whereby eligible executive officers and key employees were issued restricted stock units. On March 15, 2005, another issuance of restricted stock units was made under the Restricted Stock Plan. This issuance was reflective of the Company's performance over 2004.

        The following table shows the number of restricted stock units owned by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all executive officers as a group as of the date of the filing of this proxy:

	June 30, 2004 Issuance	March 15, 2005 Issuance
Mark A. Hellerstein	29,456	7,900
Douglas W. York	16,940	8,498
Robert L. Nance	19,636	10,410
Jerry R. Schuyler	—	8,358
Kevin E. Willson	16,420	1,516
All executive officers, including those named above	103,654	43,006

EXECUTIVE COMPENSATION

        In addition to salaries, the Company has granted stock options to executive management and selected other personnel. These individuals also participate with other members of management in a net profits interest bonus plan. All eligible employees may participate in the Company's performance based cash bonus plan and restricted stock plan. See the Report of the Compensation Committee on Executive Compensation contained in this proxy statement.

        The following table sets forth the annual and long-term compensation received during each of the Company's last three years by the Chief Executive Officer and by the four other highest compensated executive officers of the Company during 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards(3)	Securities Underlying Options/SAP's	All Other Compensation (2)
Mark A. Hellerstein President and Chief Executive Officer	2004 2003 2002	$371,833 359,000 330,000	$37,183 179,500 52,800	$1,385,704 1,640,948 724,243	$720,578 — —	— 85,716 588,788	$12,650 25,631 22,913
Douglas W. York Executive Vice President and Chief Operating Officer	2004 2003 2002	248,333 206,458 161,667	40,000 103,229 40,000	229,840 329,714 128,299	512,281 — —	37,500 161,818 45,182	9,063 8,438 9,588
Robert T. Nance Senior Vice President	2004 2003 2002	221,733 214,033 206,500	49,000 107,017 49,560	81,158 92,585 64,535	607,659 — —	— 51,106 57,066	13,350 12,154 11,546
Jerry R. Schuyler Senior Vice President and Regional Manager(4)	2004 2003 2002	187,333 15,417 —	39,340 7,708 —	— — —	206,861 — —	— — —	10,848 1,275 —
Kevin R. Willson Senior Vice President— Mid-Continent Drilling and Production	2004 2003 2002	178,333 169,333 162,000	7,133 76,200 54,000	326,326 432,264 180,272	330,208 — —	— 40,564 44,772	11,050 10,510 9,799

(1)
Amounts consist of payments under the Net Profits Interest Bonus Plan. See Report of the Compensation Committee on Executive Compensation for a description of this plan.

(2)
Amounts consist of the Company's contribution to the 401(k) Savings Plan, holiday bonus and other miscellaneous cash payments.

(3)
Represents awards of restricted stock units issued in 2004, and restricted stock units issued in 2005 related to 2004 performance.

(4)
Mr. Schuyler was hired in December 2003.

        Stock options granted to the Company's Chief Executive Officer and four highest compensated executive officers are set forth in the following two tables. All such stock options were granted pursuant to the Company's stock option plans described in this proxy statement. In May 2004, the Board of Directors amended the stock option plans to prohibit any repricing of outstanding options that would reduce the exercise price without stockholder approval. The issuance of stock options has been replaced by the issuance of restricted stock under a performance based plan.

2004 STOCK OPTION GRANTS

Individual Grants
Potential realizable value at assumed annual rates of stock price appreciation for option term
Percent of total options granted to employees in 2004
Name	Number of options granted			Exercise price per share	Expiration date
						5%	10%
Mark A. Hellerstein	—		—	N/A	N/A	$—	$—
Douglas W. York	37,500	(1)	100%	$33.43	3/31/2014	394,199	998,978
Robert L. Nance	—		—	N/A	N/A	—	—
Jerry R. Schuyler	—		—	N/A	N/A	—	—
Kevin L. Willson	—		—	N/A	N/A	—	—

(1)
Stock option granted effective March 15, 2004. This award was deemed a special award at the time of Mr. York's promotion to Executive Vice President.

AGGREGATED STOCK OPTION EXERCISES IN 2004 AND
DECEMBER 31, 2004 STOCK OPTION VALUE

			Number of unexercised options held at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004(1)
Name	Shares Acquired on exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark A. Hellerstein	—	$—	525,564	367,868	$3,313,402	$3,347,779
Douglas W. York	—	—	178,038	148,414	1,665,788	1,007,350
Robert L. Nance	—	—	184,526	25,558	1,784,094	195,880
Jerry R. Schuyler	—	—	20,000	20,000	159,400	159,400
Kevin E. Willson	29,736	243,403	92,800	20,288	688,140	158,330

(1)
On December 31, 2004, the last reported sales price of St. Mary common stock as quoted on the New York Stock Exchange (NYSE) was $20.87.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has responsibility for reviewing, evaluating and recommending to the Board of Directors the director and officer compensation plans, policies and programs and for recommending to the Board the specific compensation arrangements for executive officers and directors. After consideration of the Compensation Committee's recommendations, the full Board of Directors reviews and approves the compensation of all elected officers, including the executive officers named in the Summary Compensation Table presented in this proxy, and also determines the compensation for the Board itself.

        The Compensation Committee oversees the administration of the Company's executive compensation programs including programs for cash bonuses, stock compensation and the Net Profits Interest Bonus Plan. The Compensation Committee annually evaluates the chief executive officer's performance in light of goals and objectives previously established and recommends to the Board of Directors the chief executive officer's compensation based on such evaluation. The Compensation Committee also reviews the performance of the Company's pension and 401(k) plans with the Investment Review Committee. The Investment Review Committee is comprised of selected senior management personnel. A representative from this committee meets with the Compensation Committee annually to discuss the results of the review performed with the plan trustees.

        The goals of the Company's integrated management compensation programs include the following:

  •
  To attract and retain talented management personnel;

  •
  To encourage management to obtain superior returns for St. Mary's stockholders;

  •
  To promote preservation and growth of the Company's income producing assets; and

  •
  To encourage ownership of shares of St. Mary common stock.

Salaries

        In order to emphasize performance-based incentive compensation, base salaries of executive officers are targeted not to exceed the median salaries of similar officers in industry companies having a financial position and performance comparable to that of the Company. With the assistance and information from external consultants and based on survey data from the Company's industry peer group, the Compensation Committee determines the salary ranges for various positions. The Compensation Committee then reviews management's recommendations for executive officer salaries and the performance summaries on which they are based. The Compensation Committee makes final salary recommendations to the full Board of Directors based on officer experience, sustained performance and comparisons to peers both inside and outside the Company.

Incentive Compensation

        The Company has established three incentive compensation plans. These have the potential to substantially increase annual compensation if the economic performance of the Company and the performance of the affected employees so warrants. These plans have certain specific objectives.

        1.     The Company has established a Cash Bonus Plan. Each year the Board of Directors evaluates the overall performance of the Company for the year as well as of the Company's individual regions, and with the assistance of the Compensation Committee, determines the total cash bonus available to be allocated to employees. The participation of each designee in the total allocated bonus is a function of overall, region and individual performance during the year.

        2.     The Restricted Stock Plan is intended to reward executive officers and key employees of the Company for long-term increases in the value of the Company's stock. The Company utilizes restricted stock unit awards as the stock-based incentive component of compensation. The annual grant of restricted stock unit awards is performance based and is based on the same basic formula as the Cash Bonus Plan. This formula only provides for a grant if the Company's measured performance for the preceding period exceeds certain defined criteria.

        3.     The Net Profits Interest Bonus Plan is designed to reward the contributions made by various personnel to the Company's financial success. Plan participants share in the net profits derived from all oil and gas activity for a calendar year, after payout to the Company of 100% of related costs and expenses. Specifically, after the Company has received cash flows returning 100% of all costs and expenses associated with a designated pool for a particular year, 10% of the future cash flow from those properties is distributed among the pool participants. This cash flow is distributed based on a portion of each participant's relative weighted salary, as well as on subjective individual performance criteria. After the Company has recovered 200% of the total costs and expenses for the pool, including prior distributions under the plan at the 10% level, 20% of the future net cash flow is distributed among pool participants based on the criteria outlined above. Acknowledging that senior management has the primary accountability for profitable operations and investments, the salaries of the president, the executive vice-president and certain other vice-presidents as deemed appropriate by the

Compensation Committee are weighted at 100% and the salaries of all other participants are weighted at two-thirds of actual base salary or less as well as on subjective individual and regional performance criteria. Payout with respect to a net profits pool established for a year will generally not occur until several years later, at which time payments to participants with respect to such early year pools commence. Because these payments are based on the performance of previous capital investments, they may not bear a direct relationship to the Company's performance in the actual year payouts are made. Payouts under the plan have begun as soon as two years from the end of the year in which the initial capital was spent, but typically begin approximately four to six years, following the year in which the initial capital investments take place. The amounts due and payable under the Net Profits Interest Bonus Plan are recognized as compensation expense in the period the net cash flows from oil and gas properties are earned by the Company. This treatment provides for a consistent matching of cash expense with net cash flows from the oil and gas properties in each respective pool of the Net Profits Interest Bonus Plan.

        The committee's goal is that, over time, the combined amounts of compensation received by Company executives from the stock compensation plans and the Net Profits Interest Bonus Plan will approximate the value of stock-based compensation and other long-term incentives received by executives at peer companies in the oil and gas industry with similar financial position and performance to that of the Company.

Compensation of the Chief Executive Officer

        The compensation of Mark A. Hellerstein, chairman of the Board of Directors, president and chief executive officer, consists of the same components and criteria as other executive officers, including base salary, cash bonus, restricted stock units and net profits interest bonus. His base salary is reviewed annually by the Compensation Committee and is targeted to approximate the median salary of the chief executive officers of industry companies having a financial position and performance comparable to that of the Company. A greater emphasis of Mr. Hellerstein's compensation is placed on an incentive pay tied to the Company's performance. Mr. Hellerstein's base salary in 2004 increased $12,833 or 3.6% over 2003. His total cash and net profits interest bonuses earned decreased by approximately $398,000 in 2004 compared with $1.8 million in 2003. This decrease is primarily because of the decreased cash bonus award and the decreased payout under the Net Profit Interests Bonus Plans as compared to prior years, resulting from natural declines in production. Because the Company met it corporate goals, Mr. Hellerstein was granted a $37,183 bonus under the cash bonus plan and 7,900 restricted stock units related to performance for 2004. Mr. Hellerstein was also granted 29,456 restricted stock units on June 30, 2004. This award was the initial grant of restricted stock from the Restricted Stock Plan. Awards under this plan replaced awards under the Company's stock option plans. The Company's total reserves increased to 659 Bcfe from 594 Bcfe a year earlier through both drilling and acquisition growth. Production, however, decreased by 2% from 2003 to 2004. These items coupled with controlled cost increases and exceptionally strong commodity prices resulted in the Company achieving a reasonable increase in its net asset value per share.

        A significant portion of Mr. Hellerstein's compensation is at risk. The annual cash bonus calculation contemplates payment percentages ranging from zero to 50% of base compensation and is determined based on the change in net asset value of the Company over the year. Additionally, a substantial portion of Mr. Hellerstein's total compensation is derived from payments made under the Net Profits Interest Bonus Plan. The plan is designed to align the interest of the stockholders with those of management in order to provide an incentive to management to deliver long-term value to the stockholders. Payouts under the plan begin only after the Company has recovered 100% of its capital investment, lease operating costs and production taxes. As a result, the amount invested in the properties, the performance of the properties, management's ability to control costs and the impact of commodity prices all have a direct impact on payouts under the plan. Payouts under the plan begin as soon as two years, but typically begin approximately four to six years, following the initial capital investment.

        Periodically, the Compensation Committee and the Board of Directors use an independent compensation consultant to compare St. Mary's executive compensation package to that of comparable peer companies in the oil and gas industry. The last such review conducted was in 2003, at which time the Company's compensation system was considered appropriate relative to its peer competitors, adjusted for the size and performance of St. Mary.

Conclusion

        St. Mary's executive compensation is linked to individual and corporate performance and stock price appreciation. Compensation is set in comparison to similar industry companies. The Compensation Committee intends to continue the policy of linking executive compensation to individual and corporate performance, as well as to stockholder returns. The Committee also contends that there is merit in providing cash bonus incentives to key employees in a manner that is partially independent of the fluctuations in the business cycles of the oil and gas industry.

Barbara M. Baumann, Chairman Larry W. Bickle William D. Sullivan

April 8, 2005

RETIREMENT PLANS

Pension Plan

        The Company's Pension Plan is a qualified, non-contributory defined benefit plan which is available to substantially all employees. This plan was amended in 1994 to conform to the changes required by the Tax Reform Act of 1986 and to reduce the plan formula. The Company also has a supplemental pension plan for certain executive officers to provide for benefits in excess of Internal Revenue Code limits.

        The qualified plan provides a benefit after 25 years of service equal to 35% of final average compensation, subject to Internal Revenue Code limits. Final average compensation is the average of the highest three consecutive years of the 10 years preceding termination of employment. For each named executive officer, the level of compensation used to determine benefits payable under the qualified pension plan is that officer's average of the base salaries (excluding bonus) shown in the Summary Compensation Table.

        The supplemental plan provides executives hired before 1995, after completing 15 years of service and reaching age 65, a benefit equal to 40% of final average compensation plus 37% of final average compensation integrated with the social security wage base without regard to compensation limitations provided under the qualified plan, less the benefit provided by the qualified plan. For executives hired after 1994, the supplemental benefit is calculated using the formula for the qualified plan without the limitation imposed by Section 415 of the Internal Revenue Code, less the benefit provided by the qualified plan.

        The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the pension plans for the indicated levels of average annual compensation and years of service.

Remuneration	Estimated annual pension benefits for executives hired before 1995 with > 15 years of service	Estimated annual pension benefits for executives hired after 1994 with > 25 years of service
$100,000	$60,350	$35,000
150,000	98,850	52,500
200,000	137,350	70,000
250,000	175,850	87,500
300,000	214,350	105,000
350,000	252,850	122,500
400,000	291,350	140,000

        As of December 31, 2004, the named executive officers have the following years of credited service:

Mark A. Hellerstein	13
Douglas W. York	8
Robert L. Nance	6
Jerry R. Schuyler	1
Kevin E. Willson	9

401(k) Plan

        The Company's 401(k) Profit Sharing Plan is a defined contribution pension plan subject to the Employee Retirement Income Security Act of 1974. The 401(k) Plan allows eligible employees to contribute up to 60 percent of their income on a pre-tax basis through contributions to the 401(k) Plan. Contributions are limited to amounts determined by Internal Revenue Code regulations. The Company matches each employee's contributions up to six percent of the employee's pre-tax income. Company contributions vest over an employee's first five years of employment.

EQUITY COMPENSATION PLANS

        St. Mary has a Restricted Stock Plan, Stock Option Plan, an Incentive Stock Option Plan, an Employee Stock Purchase Plan and a Non-Employee Director Stock Compensation Plan under which options and shares of St. Mary common stock are authorized for grant or issuance as compensation to eligible employees, consultants and members of the Board of Directors. Each of these plans has been approved by our stockholders. There are no equity compensation plans that are not approved by stockholders. In May 2003, the stock option plans were amended by the Board of Directors to prohibit any repricing of outstanding stock options to reduce the exercise price without stockholder approval.

        The following table is a summary of the shares of common stock authorized for issuance under our equity compensation plans as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders—
Stock Option Plans	5,705,350	$12.06	(1)
Restricted Stock Plans	455,662	—	1,224,060
Employee Stock Purchase Plan	—	—	1,683,838
Non-Employee Director Stock Compensation Plan	—	—	34,800

Total	6,107,012	$11.16	2,942,698

(1)
The number of securities remaining available for future issuance under the Stock Option Plans and the Restricted Stock Plan are an aggregate number of shares in the amount of 1,224,060. There is only one pool of shares available for issuance under these three plans.

EMPLOYMENT AGREEMENTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

        On September 1, 1991, St. Mary entered into an employment agreement with Mark A. Hellerstein. His current salary is $386,460 per year. Compensation is reviewed annually. Mr. Hellerstein participates in St. Mary's benefit plans and is entitled to bonuses and incentive compensation as determined by the Board of Directors. The agreement is terminable at any time upon 30 days' notice by either party. Upon termination of the agreement by St. Mary for any reason whatsoever (other than death, disability or misconduct by Mr. Hellerstein), St. Mary is obligated to continue to pay his compensation, including insurance benefits, for a period of one year.

        St. Mary has established a change in control executive severance policy and entered into change of control severance agreements whereby certain officers of St. Mary, including the officers named in the Summary Compensation Table, are entitled to receive severance payments in the event that their employment is terminated within two and one-half years after a change in control of the Company (a) without "cause" by the Company or (b) for "good reason" by the officer (e.g. an adverse change in the officer's status after a change in control), each as defined in the agreements. The severance payments equal up to two and one-half years annual base salary, depending on the length of time employment continues after the change in control provided that in no event would the severance payments equal less than one year's annual base salary. In addition, all insurance and fringe benefits will be provided for a period of one year.

        A change in control is defined to include (i) an acquisition of more than fifty percent of the common stock or assets of the Company in a reorganization, merger or consolidation of the Company or (ii) a change in more than fifty percent of the composition of the Board of Directors of the Company other than as a result of the election of new members of the Board of Directors by a vote of the incumbent members of the Board of Directors or by stockholders of the Company pursuant to the recommendation of the incumbent members of the Board of Directors.

PERFORMANCE GRAPH

        The following performance graph compares the cumulative total stockholder return* on St. Mary's common stock for the period December 31, 1999 to December 31, 2004 with the cumulative total return of the Dow Jones U.S. Exploration and Production Broad Index, and the Standard & Poor's 500 Stock Index. The identities of the companies included in the index will be provided upon request.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG ST. MARY LAND & EXPLORATION COMPANY,
DJ U.S. EXPLORATION & PRODUCTION AND S&P 500 INDEX

Assumes $100 invested on December 31, 1999, in St. Mary Land & Exploration Company, Dow Jones US Exploration & Production, and the Standard & Poor's 500 Stock Index.

        *Total return assumes reinvestment of dividends.

	December 31,
	1999	2000	2001	2002	2003	2004
St. Mary Land & Exploration Company	$100.0	$270.8	$173.1	$205.0	$234.6	$344.6
Dow Jones US Exploration & Production	100.0	159.8	146.6	149.8	196.3	278.6
Standard & Poor's 500 Index	100.0	90.9	80.1	62.4	80.3	89.0

        Total return data provided by CoreData Financial Information, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Set forth below is a description of transactions entered into between St. Mary and certain of its officers and directors during the last fiscal year. Some of these transactions will continue in effect and may result in conflicts of interest between St. Mary and these individuals. Although these persons owe fiduciary duties to St. Mary and its stockholders, we cannot assure you that conflicts of interest will always be resolved in favor of St. Mary.

        As a result of their prior employment with another company with which St. Mary engaged in a number of transactions, Ronald D. Boone, a director of St. Mary, and two vice presidents of St. Mary own royalty interests in certain of St. Mary's properties, which were earned as part of the prior employer's employee benefit programs. One vice president also owns certain working interests through participation in acquisitions made by his former employer. Those persons have no royalty participation or working interest in any new St. Mary properties.

        Mr. Boone also owns 25% of Princeton Energy LLC, which owns the oil and gas working interests that he acquired as a result of his prior employment. Although Mr. Boone does not manage this entity, he may participate in any investment decisions made by them.

        St. Mary's Bylaws provide that no director, officer or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of such opportunity through his or her affiliation with the Company. In addition, no officer or employee of St. Mary may pursue for his or her own account an oil and gas opportunity as to which his or her knowledge of the opportunity was not obtained through his or her affiliation with the Company unless (a) with respect to an officer of St. Mary, the officer's pursuit of the opportunity has been approved by the Board of Directors and (b) with respect to a non-officer of St. Mary, the employee's pursuit of the opportunity has been approved by a senior officer of St. Mary with full knowledge of such opportunity. These restrictions do not apply to the acquisition of less than one percent of the publicly traded stock of another company.

OTHER MATTERS TO BE VOTED ON

Amendment to Certificate of Incorporation to Increase the Total Number of Authorized Shares of Common stock

        The Company's certificate of incorporation currently authorizes the Company to issue up to 100,000,000 shares of common stock. There were 57,239,058 shares of common stock outstanding, net of 500,000 treasury shares as of April 8, 2005. In addition, the Company has reserved out of its authorized but unissued shares approximately 16,925,497 shares of common stock for possible future issuances under the Company's restricted stock plan, stock options plans, employees stock purchase plan, directors stock compensation plan and conversion rights attributable to the 5.75% Senior Convertible Notes due in 2022. The Company has also reserved additional shares of authorized but unissued common stock in connection with its shareholder rights plan adopted in July 1999.

        On March 8, 2005, the Board of Directors approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock to 200,000,000 shares, subject to approval by the stockholders. This proposed doubling of the number of authorized shares of common stock in the certificate of incorporation is primarily a result of and an intended consequence of the two shares-for-one share stock split effected in the form of a stock dividend declared for stockholders of record as of March 21, 2005. Prior to approval of an amendment to the Company's certificate of incorporation, the Company has sufficient authorized shares to effect the stock split. While the Company has no present intention of issuing shares of common stock except as contemplated by the restricted stock plan, the stock options plans, the employee stock purchase plan, and/or the directors' stock compensation plan, the Board of Directors believe that having additional shares authorized for issuance under the certificate of incorporation will provide additional financial flexibility for possible future issuances of common stock for the acquisition of oil and gas properties or to raise cash through an equity issuance. Although the Company continuously evaluates opportunities and proposals in the marketplace for the acquisition of oil and gas properties and related financing transactions, the Company has no current plans, proposals or arrangements, written or otherwise, to engage in any business or investment opportunity which would involve the issuance of shares of the Company's common stock in a transaction in which the Company's stockholders would not have an opportunity to vote upon the transaction. Any future issuances will remain subject to separate stockholder approval if required under Delaware corporate law and/or the New York Stock Exchange listing standards.

        Although future issuances of common stock will be dilutive to existing stockholders with respect to their proportionate ownership of St. Mary, the Company expects that an issuance for cash would be made at fair value, subject to terms of issuance made for cash under the restricted stock plan, stock option plans and employee stock purchase plans. Any issuances for property acquisitions would be made under circumstances where the Company believes that it would be accretive to net asset value per share. There are no preemptive rights associated with the authorized shares of common stock.

        The Board of Directors recommends voting "FOR" the amendment to Certificate of Incorporation to increase the total number of authorized shares of common stock to 200,000,000 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under U.S. securities laws, directors, executive officers and persons holding more than 10% of St. Mary common stock must report their initial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and St. Mary. The SEC has designated specific deadlines for these reports, and St. Mary must identify in this proxy statement those persons who did not file these reports when due.

        Based solely on a review of reports filed with the Company, all directors, executive officers and 10% owners timely filed all reports regarding transactions in the Company's securities required to be filed for 2004 by Section 16(a) under the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company's financial statements and financial reporting process and systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements, (2) the qualifications, independence and performance of the Company's independent accountants, (3) the performance of the Company's internal audit function and (4) other matters as set forth in the charter of the Audit Committee approved by the Board of Directors and attached to this proxy statement as Annex A.

        Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2004, with management and the independent accountants. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

THE AUDIT COMMITTEE
William J. Gardiner, Chairman Barbara M. Baumann John M. Seidl

April 8, 2005

INDEPENDENT ACCOUNTANTS

        To the knowledge of management, neither Deloitte & Touche LLP nor any of its members has any direct or material indirect financial interest in St. Mary nor any connection with St. Mary in any capacity other than as independent public accountants. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

        The Company paid the following fees to the independent accountants for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2004 and 2003. All services and fees including tax service fees were pre-approved by the Audit Committee.

	2004	2003
Audit Fees	$443,042	$130,000
Audit Related Fees	47,000	27,130
Tax Fees	14,266	26,757
All Other Fees, including financial systems Design and implementation	—	—

Total Fees	$504,308	$183,887

        The significant increase in audit and audit-related fees over 2003 was due to approximately $305,000 of cost associated with Deloitte's audit of internal controls as required under the Sarbanes Oxley Act of 2002. Audit related fees were primarily related to the audit and review of St. Mary's employee benefit plans. The tax fees include basic compliance services and assistance with technical research. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the accountants' independence.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES

        The charter of the Audit Committee provides that the Audit Committee shall approve the fees and any other significant compensation to be paid to the independent accountants, and shall approve in advance any non-audit services to be performed by the independent accountants. Such pre-approval requirement for non-audit services may be waived only if the non-audit services meet a de minimis exception allowed by law. Accordingly, it is the Audit Committee's policy that, prior to the engagement of the independent accountants, the Audit Committee shall review and pre-approve all audit and permissible non-audit services to be provided by the independent accountants (including the related fees and other terms of such services).

        In connection with this policy, the following procedures are followed: (i) if applicable, each year the Audit Committee reviews and pre-approves a schedule of services and estimated fees for proposed audit and non-audit services to be provided by the independent accountants during the next annual audit cycle, which schedule is detailed as to the particular services to be performed by the independent accountants; (ii) actual amounts paid to the independent accountants are monitored by financial management of the Company and reported to the Audit Committee; (iii) any services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed; and, (iv) incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

FUTURE STOCKHOLDER PROPOSALS

        St. Mary must receive any St. Mary stockholder proposal for the annual meeting of stockholders in 2006 before November 1, 2005, for the proposal to be included in the St. Mary proxy statement and form of proxy for that meeting. St. Mary's Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual stockholders meeting be received by the Secretary of St. Mary not less than 75 days nor more than 105 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2006 annual meeting must be received by St. Mary between February 9, 2006, and March 11, 2006.

OTHER MATTERS

        Management does not know of any matters other than the election of directors and approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, to be brought before the annual meeting of stockholders. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

David W. Honeyfield V.P.—Finance, Secretary & Treasurer

April 8, 2005

APPENDIX A

ST. MARY LAND & EXPLORATION COMPANY

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

As Amended by the Board of Directors on November 18, 2004

I.     Audit Committee Purpose

        The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to:

  •
  The integrity of the Company's financial statements and financial reporting process and systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements.

  •
  The qualifications, independence and performance of the Company's independent auditors.

  •
  The performance of the Company's internal audit function.

  •
  The Company's financial risk assessment and risk management policies.

  •
  The Company's compliance with legal and regulatory requirements relating to the above matters.

  •
  Establishing and maintaining an avenue of communication among the independent auditors, individuals performing the finance, accounting, financial reporting and internal audit functions, management and the Board of Directors.

        The Audit Committee shall prepare an Audit Committee Report as required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement.

II.    Audit Committee Authority

        The Audit Committee has the authority to conduct any investigation and to take any other action appropriate to fulfill its responsibilities, and it shall have direct access to the independent auditors as well as to any person in the Company. The Audit Committee has the authority to retain, at the Company's expense, special independent legal, accounting and other advisers and experts it deems necessary to advise and assist the Committee in the performance of its responsibilities. The Company shall provide for appropriate funding, as determined by the Audit Committee, for the payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any advisers retained by the Audit Committee, and ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

III.  Audit Committee Composition and Meetings

        The Audit Committee members shall meet the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, Rule 10A-3(b)(1) of the SEC, the rules of the New York Stock Exchange and other applicable laws, rules and regulations. Each member of the Audit Committee shall also meet the financial literacy requirements of the New York Stock Exchange. The Audit Committee shall be comprised of at least three Directors appointed by the Board, each of whom shall be an independent nonexecutive Director without any relationship or activity which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a member of the Committee. All members of the Committee shall have a basic understanding of finance and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise and experience as required by the rules of the New York Stock Exchange and shall qualify as an "audit committee financial expert" as defined under the rules of the SEC. No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

        The Audit Committee members, including its Chair, shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee members. Members of the Audit Committee may be removed by action by a majority of the independent Directors of the Board.

        The Committee shall meet at least four times annually, pursuant to an annual calendar of scheduled meetings with planned agenda items to be prepared and distributed each year to the members of the Committee, and more frequently as circumstances dictate. The Audit Committee Chair shall prepare an agenda in advance of each meeting. As circumstances dictate but at least twice annually the Committee shall meet privately in separate executive sessions with management, the senior internal audit executive and with the independent auditors to discuss any matters that the Committee or any of these groups believe should be discussed.

IV.    Audit Committee Responsibilities and Duties

  Review Procedures

  1.
  Review and reassess the adequacy of this Charter at least annually. Submit amendments of the Charter to the Board of Directors for approval and include the Charter in the proxy statement for the election of Directors at least once every three years in accordance with applicable regulations.

  2.
  Review and discuss the Company's annual audited financial statements, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to their final completion and filing with the SEC. Review procedures should include discussions with financial management and the independent auditors of significant issues regarding accounting principles, practices and judgments.

  3.
  Review and discuss with financial management and the independent auditors the Company's quarterly financial statements, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to final completion and release of earnings. Discuss any significant changes to the Company's accounting principles, practices and judgments and any items required to be communicated by the independent auditors to the Committee in accordance with Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as amended.

  4.
  Review and discuss with financial management and, to the extent necessary, the independent auditors earnings press releases and the type and presentation of information to be furnished in earnings press releases, including any pro forma or non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies.

  5.
  Review and discuss with financial management significant findings of the independent auditors and the internal auditors, including the status of previous recommendations, together with management's responses thereto.

  6.
  In consultation with financial management, the independent auditors and internal auditors, review and discuss the integrity of the Company's procedures for financial reporting and internal system of audit and financial and accounting controls, including review and approve an annual report of financial management on the foregoing.

  7.
  Review and discuss with management the Company's risk assessment and risk management guidelines and policies with respect to the Company's significant financial risk exposures, and the steps management has taken as well as the specific guidelines and policies which have been established to monitor, control, mitigate and report such exposures. Such review and discussion shall cover the Company's hedging arrangements and insurance coverage as appropriate.

  Independent Auditors

  8.
  The Audit Committee shall be directly and solely responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company (including resolution of any disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm shall have a reporting relationship directly with the Audit Committee. The independent auditors shall be accountable to the Audit Committee and the Board of Directors. The Audit Committee, in conjunction with the Company's financial management and internal control personnel, shall review and evaluate the qualifications, independence and performance of the independent auditors. Such review and evaluation shall include a review and evaluation of the lead partner of the independent auditor, and the Audit Committee shall monitor the regular rotation of the lead audit partner as required by law and shall periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the audit firm itself. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

  9.
  The Audit Committee shall approve the fees and any other significant compensation to be paid to the independent auditors. The Audit Committee shall approve in advance any non-audit services to be performed by the auditors, which non-audit services shall be permissible under law and not impair the independence of the auditors. Such pre-approval requirement shall be waived only if the non-audit services meet a de minimis exception allowed by law.

  10.
  The Audit Committee shall take appropriate action to oversee the independence of the auditors. On at least an annual basis, the Committee shall review and discuss with the independent auditors the auditors' independence and all significant services performed for and all relationships they have with the Company that could bear on the auditors' independence. The Committee shall annually receive from the independent auditors a formal written statement delineating all relationships between the auditors and the Company and a letter confirming that in the auditors' professional judgment they are independent of the Company, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

  11.
  Review and approve the independent auditors' engagement letter and audit plan and with respect to the audit discuss with the auditors their scope, staffing, locations, reliance upon management and internal audit, and the general audit approach.

  12.
  Review and discuss with the independent auditors (a) significant issues regarding the Company's financial reporting, accounting standards and principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting standards or principles, (b) the key accounting analyses and decisions affecting the Company's financial statements, including all critical accounting policies and practices to be used, and any analyses prepared by the independent auditors or management setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements and the rationale for the decisions made, (c) all alternative disclosures and treatments within GAAP for policies and practices related to material items that have been discussed with management, including the effects on the financial statements and other ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, (d) any significant issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of any material control deficiencies, (e) the effect of regulatory and accounting initiatives and (f) any audit problems or difficulties encountered and management's response thereto, including any difficulties the auditor encountered in the course of their audit work with respect to any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management. In addition, the Audit Committee shall review with the auditor any other material written communications between the auditor and management, such as any management letter or schedule of any accounting adjustments that were noted or proposed by the auditor but were not made (due to immateriality or otherwise), and any communications between the audit team and the audit firm's national office with respect to auditing or accounting issues presented by the engagement.

  13.
  Review and discuss at least annually a report from the independent auditors on the auditing firm's internal quality-control procedures, any material issues raised within the preceding five years by the auditors' internal quality-control reviews, by peer reviews of the auditors or by any governmental, professional or other inquiry or investigation relating to any audit conducted by the auditors. The Committee shall also review and discuss steps taken by the auditors to address any such issues in any of the foregoing reviews, inquiries or investigations.

  14.
  Establish policies with respect to the Company's hiring of employees or former employees of the independent auditors.

  15.
  Terminate and replace the independent auditors when determined appropriate solely by the Audit Committee.

  Internal Auditors

  16.
  The internal auditors shall be responsible to senior management, but have a reporting relationship directly with the Audit Committee with respect to internal audit matters. Changes in the senior internal audit executive shall be subject to Audit Committee approval. The Audit Committee, in conjunction with the Company's financial management, shall review and evaluate the performance of the internal audit function, which function shall provide management and the Audit Committee with ongoing assessments of the Company's risk management processes and system of internal control.

  17.
  Review and approve the internal audit plan, scope, responsibilities, budget, staffing, procedures, locations and general internal audit approach.

  18.
  Review and discuss the organizational structure of the internal audit function and the qualifications of internal audit personnel, as needed.

  19.
  Review and discuss the appointment, performance and replacement of the senior internal audit executive.

  Legal Compliance

  20.
  On at least an annual basis, review with the Company's general counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations and any inquiries with respect thereto received from regulators or governmental agencies.

  Other Audit Committee Responsibilities

  21.
  Based on the review and discussion of the audited financial statements with management and with the independent auditors, and on the discussion with the independent auditors of the matters required to be discussed by SAS No. 61 and the independent auditors' independence, recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC.

  22.
  Review and discuss with management and the Company's independent engineers the annual evaluation of the Company's oil and gas reserves.

  23.
  Review and discuss with financial management and the independent auditors any off-balance sheet transactions, and the effect of any off-balance sheet structures on the financial statements of the Company.

  24.
  Review and approve all related party transactions of the Company.

  25.
  Establish procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters of the Company, and the confidential, anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters.

  26.
  Review and discuss with management certifications provided by management with respect to financial reports filed by the Company with the SEC and the processes utilized therefor.

  27.
  Prepare the Audit Committee Report required by SEC rules to be included in the Company's annual proxy statement.

  28.
  Cause all required corrective actions to be taken with respect to the matters and activities described in this Charter.

  29.
  Perform any other activities consistent with this Charter, the Company's Bylaws or governing laws and regulations as the Committee or the Board deems necessary or appropriate.

  30.
  Maintain minutes of meetings and regularly report to the Board of Directors on significant results of the activities described in this Charter.

  31.
  Present to the Board of Directors annually an evaluation of the performance of the Audit Committee.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP. That is the responsibility of management and the independent auditors. It is also not the duty of the Audit Committee to conduct all investigations, other than those contemplated by this Charter, or to ensure compliance with all laws and regulations.

        This Charter shall be amended as appropriate to comply with all applicable requirements of laws and regulations of the SEC and the New York Stock Exchange.

[ ]	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card
A Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
The St. Mary Land & Exploration Board of Directors recommends a vote "FOR" the listed nominees.

1. The Nominating and Corporate Governance Committee of the Board of Directors has nominated the following seven persons to stand for election as directors. As of the date of the accompanying proxy statement, no one has been nominated to serve as director other than the nominees listed below.
01 - Barbara M. Baumann, 02 - Larry W. Bickle 03 - Thomas E. Congdon, 04 - William J. Gardiner, 05 - Mark A. Hellerstein 06 - John M. Seidl, 07 - William D. Sullivan	[ ] For all nominees listed

[        ]    Withhold authority to vote for all nominees listed

[        ]    For All Except: To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

B Approval of Amendment to the Certificate of Incorporation The St. Mary Land & Exploration Board of Directors recommends a vote "FOR" this proposal.

2. The proposal to approve an amendment of the certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000.	For [ ]	Against [ ]	Abstain [ ]

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—St. Mary Land & Exploration Company

1776 Lincoln Street, Suite 700
Denver, Colorado 80203

This Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders on May 25, 2005

The undersigned hereby appoints Mark A. Hellerstein and David W. Honeyfield, or either of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of St. Mary Land & Exploration Company common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2005, and at any reconvened meeting after any adjournment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed but no voting direction is given, this proxy will be voted "For" all director nominees listed on this proxy and the approval of the amendment to the certificate of incorporation.

This proxy also confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting. As of the date of the accompanying proxy statement, St. Mary management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of St. Mary management.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and dated your proxy card and returned it in the envelope provided. The telephone and Internet voting procedures are designed to ensure that proxies are handled properly under Delaware law by authenticating votes cast by use of a PIN and allowing you to confirm that your instructions have been properly recorded.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-516-0981 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 5:30 p.m., Central Time on May 24, 2005.
THANK YOU FOR VOTING